EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Teekay Tankers Ltd.:

(1)	No. 333-148055 on Form S-8 pertaining to the Teekay Tankers Ltd. 2007 Long-Term Incentive Plan, and

(2)	No. 333-174216 on Form F-3 and related prospectus and prospectus supplements for registration of up to $750,000,000 of its Class A common stock of our report dated January 15, 2013, with respect to the consolidated financial statements as at December 31, 2011 and 2010 and for each of the years in the three year period ended December 31, 2011, included in this Report on Form 6-K furnished with the Securities and Exchange Commission.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

January 15, 2013